Exhibit 99

Eaton Second Quarter Operating Earnings Per Share of $1.16, Above Midpoint of Guidance and Up 5 Percent Over Second Quarter of 2014

Implementing Restructuring Program of $145 Million to Reset Cost Structure

Lowering Midpoint of 2015 Operating Earnings Per Share Guidance by 6 Percent, with 3 Percent Due to Restructuring Program

DUBLIN--(BUSINESS WIRE)--July 29, 2015--Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share, which exclude charges of $0.02 per share to integrate recent acquisitions, were $1.16 for the second quarter of 2015, up 5 percent over the second quarter of 2014, adjusted for the Aerospace divestitures and the litigation settlements recorded in the second quarter of 2014. Sales in the second quarter of 2015 were $5.4 billion, 7 percent lower than the same period in 2014. Operating earnings for the second quarter of 2015, excluding pre-tax charges of $12 million to integrate recent acquisitions, were $543 million.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our second quarter operating earnings per share came in above the midpoint of our guidance for the quarter. Operating earnings per share were up 5 percent over the second quarter of 2014, driven by strong operating margin performance and tightly controlled costs, partially offset by a 5 percent negative impact from currency translation. Without the negative currency impact, our second quarter operating earnings per share would have grown 10 percent.

“Revenue was slightly below expectations due to weaker conditions in most of our markets,” said Cutler. “The 7 percent sales decline in the second quarter consisted of a decline of 6 percent from currency translation and a decline of 1 percent in organic sales.

“Following weaker than expected market conditions in the first quarter, we had expected our end markets to strengthen during the balance of this year,” said Cutler. “While demand in the second quarter did strengthen, we do not expect further strengthening over the balance of the year. Accordingly, we now believe our organic revenue growth will be just modestly positive in 2015, likely coming in between 0 and 1 percent, down 2 percent from our prior expectation.

“As a result, we are taking additional actions to reset our cost structure to the lower activity levels we are seeing,” said Cutler. “We anticipate taking charges to implement these actions of $120 million in the second half of 2015, with $110 million in the third quarter and $10 million in the fourth quarter, and $25 million in 2016. The restructuring actions will allow us to realize $45 million of benefits in 2015 and $125 million of benefits in 2016.

“We anticipate operating earnings per share for the third quarter of 2015, which exclude an estimated $14 million of charges to integrate our recent acquisitions, but include the cost and benefits of the restructuring program, to be between $1.00 and $1.10,” said Cutler. “Due to our lower organic growth forecast and the impact of the restructuring actions, we are lowering our full year 2015 guidance for operating earnings per share to between $4.40 and $4.60, a decline of 6 percent from the midpoint of our prior guidance. Of the 6 percent reduction, 3 percent is due to the net cost of the restructuring program,” said Cutler.

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, down 3 percent from 2014. Organic sales grew 3 percent, which was more than offset by a 6 percent decline from currency translation. Operating profits were $276 million. Excluding acquisition integration charges of $6 million during the quarter, operating profits were $282 million, down 10 percent from the second quarter of 2014.

“Our bookings in the second quarter in the Electrical Products segment were up 4 percent over the second quarter a year ago,” said Cutler. “Continuing the pattern of recent quarters, demand was strongest in our Americas region.”

Sales for the Electrical Systems and Services segment were $1.5 billion, down 8 percent from the second quarter of 2014. Organic sales were down 4 percent and negative currency translation was 4 percent. The segment reported operating profits of $223 million. Excluding acquisition integration charges of $4 million during the quarter, operating profits were $227 million, up 10 percent from the second quarter of 2014.

“Our organic sales declined 4 percent in the second quarter, reflecting the softness we saw in bookings during the second half of 2014 and the first quarter of 2015,” said Cutler. “Bookings in the second quarter were down 7 percent from the second quarter of 2014.

“The Electrical markets in the second quarter of 2015 were sluggish, with strength in lighting and U.S. residential offset by global weakness in oil and gas and other industrial markets,” said Cutler.

Hydraulics segment sales were $643 million, down 18 percent from the second quarter of 2014. Organic sales declined 11 percent and negative currency translation was 7 percent. Operating profits in the second quarter were $74 million. Excluding acquisition integration charges of $1 million, operating profits were $75 million, a decrease of 24 percent.

“The Hydraulics markets in the second quarter of 2015 were down significantly from the second quarter of 2014, reflecting continued weakness in agricultural equipment globally and construction equipment in China,” said Cutler. “Our bookings in the quarter decreased 13 percent compared to the second quarter of 2014.”

Aerospace segment sales were $454 million, down 7 percent from the second quarter of 2014. Organic sales declined 2 percent, negative currency translation was 3 percent, and the two divestitures completed in the second quarter of 2014 reduced revenues by 2 percent. Operating profits in the second quarter were $77 million, up 12 percent over the second quarter of 2014.

“Organic sales were down 2 percent, reflecting very strong sales in the second quarter of last year as a result of cost reimbursements on customer programs,” said Cutler. “Adjusting 2014 to remove these reimbursements, organic sales in the second quarter of 2015 increased 3 percent over the second quarter of 2014. Bookings in the quarter were down 9 percent, principally driven by slower bookings for defense equipment.”

The Vehicle segment posted sales of $989 million, down 4 percent compared to the second quarter of 2014. Organic sales growth of 4 percent was offset by negative currency translation of 8 percent. The segment reported operating profits in the second quarter of $190 million, up 23 percent compared to the second quarter of 2014.

“North American markets were particularly strong in the quarter while South American and Asian markets were weak,” said Cutler. “We continue to expect NAFTA Class 8 truck production to be 330,000 units in 2015, while South American and Asian markets will be lower than what we had expected at the beginning of the year.”

Eaton is a power management company with 2014 sales of $22.6 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning costs and benefits of planned restructuring actions, third quarter 2015 operating earnings per share, full year 2015 operating earnings per share, and 2015 organic revenue growth. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and six months ended June 30, 2015 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2015	2014	2015	2014
Net sales	$5,372	$5,767	$10,595	$11,259

Cost of products sold	3,675	4,025	7,268	7,883
Selling and administrative expense	901	984	1,816	1,946
Litigation settlements	—	644	—	644
Research and development expense	158	168	316	330
Interest expense - net	59	55	116	117
Other income - net	(19)	(166)	(24)	(171)
Income before income taxes	598	57	1,103	510
Income tax expense (benefit)	63	(115)	101	(103)
Net income	535	172	1,002	613
Less net income for noncontrolling interests	—	(1)	(1)	(3)
Net income attributable to Eaton ordinary shareholders	$535	$171	$1,001	$610

Net income per ordinary share
Diluted	$1.14	$0.36	$2.13	$1.27
Basic	1.14	0.36	2.14	1.28

Weighted-average number of ordinary shares outstanding
Diluted	469.2	478.5	469.6	478.7
Basic	467.6	475.9	467.7	475.9

Cash dividends declared per ordinary share	$0.55	$0.49	$1.10	$0.98

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$535	$171	$1,001	$610
Excluding acquisition integration charges (after-tax)	8	23	15	67
Operating earnings	$543	$194	$1,016	$677

Net income per ordinary share - diluted	$1.14	$0.36	$2.13	$1.27
Excluding per share impact of acquisition integration charges (after-tax)	0.02	0.05	0.03	0.14
Operating earnings per ordinary share	$1.16	$0.41	$2.16	$1.41

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2015	2014	2015	2014
Net sales
Electrical Products	$1,784	$1,832	$3,475	$3,558
Electrical Systems and Services	1,502	1,628	2,950	3,152
Hydraulics	643	787	1,308	1,569
Aerospace	454	486	918	950
Vehicle	989	1,034	1,944	2,030
Total net sales	$5,372	$5,767	$10,595	$11,259

Segment operating profit
Electrical Products	$276	$300	$536	$550
Electrical Systems and Services	223	194	409	363
Hydraulics	74	94	140	202
Aerospace	77	69	154	131
Vehicle	190	155	354	306
Total segment operating profit	840	812	1,593	1,552

Corporate
Litigation settlements	—	(644)	—	(644)
Amortization of intangible assets	(102)	(109)	(204)	(219)
Interest expense - net	(59)	(55)	(116)	(117)
Pension and other postretirement benefits expense	(33)	(32)	(61)	(83)
Other corporate (expense) income - net	(48)	85	(109)	21
Income before income taxes	598	57	1,103	510
Income tax expense (benefit)	63	(115)	101	(103)
Net income	535	172	1,002	613
Less net income for noncontrolling interests	—	(1)	(1)	(3)
Net income attributable to Eaton ordinary shareholders	$535	$171	$1,001	$610

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
(In millions)
Assets
Current assets
Cash	$303	$781
Short-term investments	127	245
Accounts receivable - net	3,840	3,667
Inventory	2,439	2,428
Deferred income taxes	553	593
Prepaid expenses and other current assets	382	386
Total current assets	7,644	8,100

Property, plant and equipment - net	3,680	3,750

Other noncurrent assets
Goodwill	13,698	13,893
Other intangible assets	6,282	6,556
Deferred income taxes	250	228
Other assets	1,025	1,002
Total assets	$32,579	$33,529

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$139	$2
Current portion of long-term debt	842	1,008
Accounts payable	1,931	1,940
Accrued compensation	327	420
Other current liabilities	1,817	1,985
Total current liabilities	5,056	5,355

Noncurrent liabilities
Long-term debt	7,770	8,024
Pension liabilities	1,552	1,812
Other postretirement benefits liabilities	507	513
Deferred income taxes	876	901
Other noncurrent liabilities	1,015	1,085
Total noncurrent liabilities	11,720	12,335

Shareholders’ equity
Eaton shareholders’ equity	15,753	15,786
Noncontrolling interests	50	53
Total equity	15,803	15,839
Total liabilities and equity	$32,579	$33,529

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2015 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

This release contains information excluding certain unusual items from the second quarter of 2014. During that quarter, Eaton settled two litigation matters with ZF Meritor LLC and Meritor Transmission Corporation (collectively, Meritor) and Triumph Actuation Systems, LLC and other claimants (collectively, Triumph) for $500 and $147.5, respectively. Also, during that quarter, Eaton sold the Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses to Safran for $270, resulting in a pre-tax gain of $156.

Excluding pre-tax acquisition integration charges totaling $37, pre-tax cost totaling $644 for settlements of the Meritor, Triumph and related litigation, and a pre-tax gain of $156 from the Aerospace divestitures, operating earnings were $529 for the second quarter of 2014. Excluding $0.05 per share impact of acquisition integration charges and $0.70 per share impact of the Meritor and Triumph litigation settlements and gain from the Aerospace divestitures, operating earnings per ordinary share were $1.11 for the second quarter of 2014.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges
	Three months ended June 30
	2015	2014	2015	2014	2015	2014
Acquisition integration charges
Electrical Products	$6	$12	$276	$300	$282	$312
Electrical Systems and Services	4	13	223	194	227	207
Hydraulics	1	5	74	94	75	99
Aerospace	—	—	77	69	77	69
Vehicle	—	—	190	155	190	155
Total business segments	11	30	$840	$812	$851	$842
Corporate	1	7
Total acquisition integration charges	12	37

Total acquisition integration charges before income taxes	$12	$37
Total after income taxes	$8	$23
Per ordinary share - diluted	$0.02	$0.05

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges
	Six months ended June 30
	2015	2014	2015	2014	2015	2014
Acquisition integration charges
Electrical Products	$12	$41	$536	$550	$548	$591
Electrical Systems and Services	7	39	409	363	416	402
Hydraulics	2	9	140	202	142	211
Aerospace	—	—	154	131	154	131
Vehicle	—	—	354	306	354	306
Total business segments	21	89	$1,593	$1,552	$1,614	$1,641
Corporate	2	14
Total acquisition integration charges before income taxes	$23	$103
Total after income taxes	$15	$67
Per ordinary share - diluted	$0.03	$0.14

Business segment integration charges in 2015 and 2014 were related primarily to the integration of Cooper Industries plc (Cooper). These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 and 2014 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

Note 3. INCOME TAXES

The effective income tax rate for the second quarter and first six months of 2015 was expense of 11% and 9%, respectively, compared to a benefit of 203% and 20% for the second quarter and first six months of 2014, respectively. Excluding the litigation settlements and related legal costs, as well as the gain on the sale of Eaton's Aerospace businesses, which represents a total pre-tax expense of $494 and occurred in the second quarter of 2014, the effective income tax rate was expense of 8% and 6% for the second quarter and first six months of 2014, respectively. The increase in the effective tax rate in the second quarter and first six months of 2015 is primarily due to more income earned in higher tax jurisdictions, including the United States. See Note 1 for additional information about litigation settlements and the Aerospace divestitures.

CONTACT:
Eaton Corporation plc
Media Relations
Scott R. Schroeder, +1 440-523-5150
scottrschroeder@eaton.com
or
Investor Relations
Don Bullock, +1 440-523-5127